Exhibit 99.1

Dave Inc. Appoints Nima Khajehnouri to Board of Directors; Announces Board Leadership Transitions

Los Angeles, January 20, 2026 -- Dave Inc. (“Dave” or the “Company”) (Nasdaq: DAVE), one of the nation's leading neobanks, today announced that Nima Khajehnouri, a distinguished leader in artificial intelligence and data engineering, has joined its Board of Directors, effective immediately. Mr. Khajehnouri will serve as a member of the Company’s Audit Committee. Imran Khan, who has served on the Board since August 2023, is stepping down in conjunction with this appointment.

Mr. Khajehnouri brings more than two decades’ experience of leading engineering at some of the world's most influential technology companies. He currently serves as Vice President of Engineering at Meta, having previously been Vice President of Engineering at both Google and Snap. His appointment follows a deliberate search to further strengthen Dave's technical leadership and innovation capabilities, as the Company continues to deploy disruptive technologies to serve millions of Americans.

The Board also announced several Board leadership transitions. Mike Pope, who has served on the Board since 2022, has been appointed Lead Independent Director, succeeding Brendan Carroll who remains a member of the Board. Andrea Mitchell, who has served on the Board since 2022, has been appointed Chair of the Nominating and Corporate Governance Committee, replacing Mr. Pope who will continue to serve as a member of the Committee.

“We’re pleased to announce today’s Board personnel changes, which reflect a thoughtful approach to evolving our Board in keeping with the further development of the company,” said Jason Wilk, Founder, CEO and Chairman of Dave. “Nima's world-class experience in scaling engineering teams, his deep technical background in AI and complex networks, and his exceptional insight into data-driven innovation will be invaluable to our Board and the wider Company. Imran has long been one of Dave’s most passionate and value-creative supporters, advisors and, more recently, Board members. I want to thank him for his significant contributions and leadership during his time on the Board. Finally, I’m excited that Mike and Andrea are taking on expanded leadership roles on the Board; their institutional knowledge and expertise remain vital to our continued growth and governance.”

“I’m excited to join Dave's Board and to contribute to its mission of providing best-in-class banking services through innovative technology,” said Mr. Khajehnouri. “Dave's commitment to using AI to solve real-world financial challenges for everyday Americans is inspiring. I look forward to working with Jason and the rest of the Board to help the Company realize its full potential.”

About Nima Khajehnouri

Mr. Khajehnouri has served as Vice President of Engineering at Meta since May 2025, and previously served as Vice President of Engineering at Google from January 2024 to May 2025, where he led the AI Data Engineering team. He previously served as Vice President of Engineering at Snap, Inc. from 2015 to December 2023, and Vice President of Engineering and Founding Member at NetSeer, Inc. from 2007 to its acquisition in 2015. Mr. Khajehnouri holds a Bachelor of Electrical Engineering from Sharif University of Technology, a PhD in Electrical Engineering and Computer Science from UCLA, and completed a postdoctoral fellowship in Computer Science, Complex Networks Lab at UCLA.

About Dave

Dave (Nasdaq: DAVE) is a leading U.S. neobank and fintech pioneer serving millions of everyday Americans. Dave uses disruptive technologies to provide best-in-class banking services at a fraction of the price of incumbents. For more information about the Company, visit: www.dave.com. For investor information and updates, visit: investors.dave.com and follow @davebanking on X.

Investor Relations Contact

Sean Mansouri, CFA or Stefan Norbom

Elevate IR

DAVE@elevate-ir.com

Media Contact

Dan Ury

press@dave.com